EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Trust Securities Holding Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148645), of Southern Trust Securities Holding Corp. of  our report dated April 15, 2011, relating to the consolidated statements of financial condition of Southern Trust Securities Holding Corp. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the Amendment No. 1 to the Annual Report on Form 10-K of Southern Trust Securities Holding Corp. for the fiscal year ended December 31, 2010.

By:	/s/ Rothstein Kass & Company, P.C.
Rothstein Kass & Company, P.C.
Roseland, New Jersey
April 26, 2011